EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55083, 33-55083-01, 33-55083-02 and 333-107701) pertaining to the Profit Sharing and Retirement Plan of Centex Corporation of our report dated June 27, 2008, with respect to the financial statements and schedule of the Profit Sharing and Retirement Plan of Centex Corporation included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/Ernst & Young LLP
Dallas, Texas
June 27, 2008